UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Date Filed:

XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus was first mailed to stockholders of XM and SIRIUS on or about October 9, 2007. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

FCC Action Sparks Optimism On XM-Sirius Deal

Forbes.com

Ruthie Ackerman, 11.06.07, 11:30 PM ET

The Federal Communications Commission doesn’t ring twice. So when news broke Tuesday that the FCC had sent XM Satellite Radio Holdings and Sirius Satellite Radio questionnaires last week seeking detailed information pertaining to their planned merger as well as their business operations over the last two years, investors bet it meant the deal will win approval.

Sirius’ shares shot up 4.8%, or 16 cents, to $3.51 at the close on Tuesday, while XM’s shares soared 11.7%, or $1.55, to $14.82.

Bear Stearns analyst Robert Peck said the requests were extremely detailed and structured around four topics including corporate documents and agreements, studies and analyses, technical questions, and claimed public interest benefits. The FCC also devoted a whole section to requests for information on interoperable radios, which would allow programming for both services to run on satellite radios. The FCC asked both companies to respond to the requests by November 16.

Given the specificity of the questions, Peck said, he wouldn’t be surprised if the FCC was close to finalizing its order on the merger. Given the tight deadline the companies have to respond and the fact that the FCC still plans to make its decision by the end of the 180-day period, which ends on December 6, Peck thinks the FCC’s urgency is a positive sign. “The Department of Justice likely is close to allowing the deal, which would necessitate the FCC to expeditiously complete the documentation process,” Peck said. “If the Department of Justice were close to denying the deal, the need for such detailed information would not have arisen in the first place.”

Peck recently announced his revised synergy estimate on the value of the two companies once they merged at $5 billion, implying Sirius could be worth about $5.50 per share and XM could be worth $23.50 per share in fiscal year 2008.

Meanwhile, on October 25, XM’s tumbled after the company announced that its third-quarter loss jumped 70.1% to $145.4 million, or 47 cents per share, from $85.5 million, or 32 cents per share, a year ago.

The widening loss at XM, which has never had a profitable year, makes a successful outcome of its proposed merger with Sirius even more important. (See “XM Sinks Further Into The Red“) The companies are hoping their combination will boost profitability with big cost savings. (See “XM and Sirius: When Satellites Collide“).

The FCC and Department of Justice are reviewing the merger request to deem whether it’s legal under antitrust regulations. Shareholders of both XM and Sirius are slated to vote on the proposed roughly 50-50 ownership on November 13. If approved, the union would not be sealed until the Justice Department and the FCC sign the dotted line.

chicagotribune.com

TRIBUNE EDITORIAL BOARD INTERVIEW: MEL KARMAZIN

A conversation with Mel Karmazin, CEO of Sirius Satellite Radio

November 9, 2007

Mel Karmazin, chief executive officer of Sirius Satellite Radio, met with the Tribune editorial board Wednesday to discuss the proposed merger of Sirius with XM Satellite Radio, shock jock Howard Stern and the intense competition in media markets.

Tribune: Why should the Federal Communications Commission and the Justice Department approve the merger of Sirius and XM Satellite Radio?

Karmazin: Arbitron says that XM and Sirius together represent 4 percent of the radio listening market. It’s bizarre for me to think that anybody could think that in this whole area of audio entertainment there isn’t plenty of competition, and new competition coming every day. Not only do we compete with all of the radio stations that exist, we also compete with all of the other alternatives that have come along since we’ve gotten our license.

We currently compete with free [radio].

You’re listening to this boring AM and FM radio that’s around. And one day, you want satellite radio, or you buy a car that has satellite radio, and after a trial period you decide you don’t want to have satellite radio, and then you go back to free. So when we compete with free, we’re more apt to get a subscriber at $6.99 than at $12.95. So when you’re a company that has lost all of this money, and we are continuing to lose money, the ability to reduce prices — which is what we would like to do — doesn’t happen.

The way it happens is through this merger. The efficiencies have been estimated between $3 [billion] and $9 billion. Our plan would be that we would offer consumers lower prices and more choice. By giving them lower prices and more choice, including a la carte offerings, we think that serves the public interest. From our point of view, the merger should be a no-brainer.

Tribune: What happens if the FCC does not approve the merger?

Karmazin: Sirius will sue.

Tribune: Was the Howard Stern deal a winner? He all but credits you for saving his life, his career.

Karmazin: I’m not sure I’d like to be known for that. Howard got $80 million a year in cash. To make that deal work, you need a million subscribers paying $120 a year or $12.95 a month.

The day I started, which was a month after he started, there were 700,000 [Sirius] subscribers. Our last number that we issued was 7.7 million. Now, if you ask Howard, those 7 million subscribers all came because of him. But, do we believe that we received over a million subscribers [because of Stern]? Yes. I think Howard has helped satellite radio.

Tribune: There was all this buildup about what Stern would be like once he had the shackles off. Did you get what you expected?

Karmazin: Part of his act was that he’d always complain about things. Well, he’s a pretty happy guy now. It used to be better radio when he was bitching, right? But he doesn’t have the FCC [Federal Communications Commission] to complain about. From my point of view, just using the “F-word” or using some of the language that you’re allowed to use on satellite radio that you couldn’t use in terrestrial radio, I mean, at my age, I don’t find that to be the attraction. I’ve always thought that Howard was a comedian. I used to commute to work, I’d listen to him to make my commute go better.

Tribune: What is your take on Google announcing it was moving toward wireless phones?

Karmazin: When I see these announcements, my hope is that somebody at the Department of Justice and the FCC are reading these same announcements. Because I’m aware of all of this competition. I’m just hoping they’re seeing it as well.

I’ve never seen as quick a movement on technology. The consumer has sort of won, right? The consumer is now able to get all of his content, whatever kind of content he wants — whether it be video, whether it be audio, whether you want it in your car, you want it in your home, you want it while you’re walking down the street, you want it in any form. A company, in order to survive, is going to have to have great content.

Tribune: Do you censor your own channels?

Karmazin: Someone has to draw the line. We censor ourselves on where the line is. Our president of programming, it’s his responsibility for everything that comes through his speakers. I hear things from time to time that I disagree with and I will discuss it with him. You have to have that responsibility and I think that everybody does. But in our case where the FCC’s issue was that “you say the ‘F-word’ and you’re gonna get fined,” now we don’t have that issue, and our talk-show hosts do say the “F-word” from time to time, but I want to make sure they’re not saying it for the shock value.

More support for the merger coming in... 3 comments ORBITCAST Monday, November 5, 2007 at 10:59 AM Tags: Merger, Merger Support, Satellite Radio, Sirius, XM

XM and Sirius have just issued a press release highlighting additional support for their pending merger.

Among those cited in the release are NASCAR and Senators John Ensign (R-NV) and Jim DeMint (R-SC), as well as some on-air talent like Former U.S. Senator Bill Bradley, Tony Hawk and progressive talk radio/television personality Bill Press.

We already saw the Senators’ support last week, though it would be nice to see some additional support from others on The Hill.

Then there’s NASCAR Digital Entertainment, which filed some comments with the FCC on behalf of NASCAR fans who subscribe to satellite radio:

“We hope that the proposed merger will lead to more flexible programming options for consumers, which will lead to an increase in the number of people that receive NASCAR-related satellite radio programming. Also, I understand that, post-merger, NASCAR fans that are satellite radio subscribers will be able to enjoy the best of both SIRIUS and XM without having to purchase two radios or pay for two separate subscriptions.”

As well as other comments:

“Merger synergies will decrease duplicative programming and result in expanded variety and more unique content unavailable anywhere else,” wrote Bill Bradley

“...the merger will allow the new company to offer a variety of exciting new programming packages, some of which will enable subscribers to chose specific channels at lower monthly prices than are available today,” wrote Tony Hawk.

“I support the merger because it will best serve the listening public by providing a strong, national platform for the great diversity of voices and opinions that are the fabric of America — especially progressive voices, which are seldom heard on terrestrial radio,” said Bill Press.

I guess it’s always a good thing to flex some PR muscle and highlight support. And I understand the underlying message: government, content partners, and hosts/employees all support the merger - but is it me, or does this seems somewhat... uninspired?

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

October 15, 2007

Mr. Thomas Barnett

Assistant Attorney General

Antitrust Division

United States Department of Justice

950 Constitution Avenue, NW

Washington, DC 20530

Dear Assistant Attorney General Barnett:

On behalf of NASCAR Digital Entertainment, LLC (“NASCAR Digital”), I write in support of the proposed merger between XM Satellite Radio and Sirius Satellite Radio Inc. We believe that the proposed merger will result in a stronger satellite radio platform for NASCAR-related programming in the audio entertainment market and will increase consumer choices on the one platform among NASCAR fans.

NASCAR and its drivers have a number of programming partnerships with satellite radio. Today, Sirius, the Official Satellite Radio Partner of NASCAR®, broadcasts turn-by-turn coverage of every race, including the NASCAR NEXTEL Cup Series™, NASCAR Busch Series™, and NASCAR Craftsman Truck Series™ races. Sirius also offers ten channels of driver-to-crew in-car audio during races, giving race fans the inside details on their favorite drivers. Additionally, Sirius broadcasts NASCAR-related news and information, featuring programming by Tony Stewart, John Andretti, and Buddy Baker. XM features several NASCAR drivers on XM Sports Nation, Channel 144, including Dale Earnhardt, Jr., Jimmie Johnson, and Michael Waltrip. Satellite radio has proven to be a great way for NASCAR fans to get all the important news and updates on race day and beyond.

We hope that the proposed merger will lead to more flexible programming options for consumers, which will lead to an increase in the number of people that receive NASCAR-related satellite radio programming. Also, I understand that, post-merger, NASCAR fans that are satellite radio subscribers will be able to enjoy the best of both Sirius and XM without having to purchase two radios or pay for two separate subscriptions.

In conclusion, we think that the proposed merger will benefit NASCAR fans and the NASCAR industry by increasing the satellite radio-listening audience of NASCAR-related programming, and we support it.

Respectfully,

Paul Brooks

President

NASCAR Digital Entertainment, LLC

P.O. Box 2875 ♦ Daytona Beach, FL 32120-2875

1801 West International Speedway Boulevard ♦ Daytona Beach, FL 32114

(386) 947-6732 Fax: (386) 947-6712

www.nascar.com

October 30, 2007

The Honorable Thomas Barnett

Assistant Attorney General

Antitrust Division

United States Department of Justice

950 Constitution Avenue, NW

Washington, DC 20530

The Honorable Kevin J. Martin

Chairman

Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Dear Assistant Attorney General Barnett and Chairman Martin:

As the host of “Demolition Radio,” I support the pending merger of SIRIUS and XM. My weekly program airs on “Faction.” Channel 28, which was created by SIRIUS for action sports fans. “Demolition Radio” provides a forum to discuss skating and the action sport lifestyle, to play music that caters to enthusiasts of this lifestyle, and to have conversations with special guests and listeners.

Many of satellite radio’s biggest fans are young consumers who are drawn to the cutting edge music and other progressive content offered on SIRIUS and XM. I understand that the merger will allow the new company to offer a variety of exciting new programming packages, some of which will enable subscribers to choose specific channels at lower monthly prices than are available today.

While these new choices will benefit all subscribers, they may be especially important to young listeners who are looking for innovative music and talk programming geared toward their interests, but who also are on limited budgets. With some packages available for as little as $6.99 a month after the merger, some young consumers may be able to afford satellite radio for the first time once this deal is finalized.

Those same inexpensive programming packages will also allow young listeners to select the specific channels they want. With the a la carte “Pick 50” option, listeners can choose 50 channels to receive on their radios, without having to shuffle through –or pay for –the stations they don’t like.

For these reasons I believe that this merger is in the public interest and I look forward to the merger of SIRlUS and XM being approved as soon as possible.

Sincerely,

Tony Hawk

Congress of the United States

Wahington, DC 20515

October 25, 2007

The Hon. Kevin Martin	FILED/ACCEPTED
Chairman	NOV – 1 2007
Federal Communications Commission	Federal Communications Commission
445 12th Street, SW	Office of the Secretary
Washington, DC 20554

Dear Chairman Martin:

We are writing to express our ardent support for the consolidated transfer applications of XM Satellite Radio Holdings Inc. (“XM”) and Sirius Satellite Radio Inc. (“Sirius”).

As you know, consumers have a plethora of choices for their music and audio entertainment needs – the Apple I-Pod, their personal music collections, HD Radio, internet music services like Rhapsody and Yahoo music, music and audio content through their cable or satellite TV subscriptions, content streaming through cellular phone technology, and terrestrial and satellite radio.

Over the last ten years, we have witnessed an overwhelming consolidation of the radio industry, which, we believe, has led to decreased diversity in programming. Satellite radio has already created the model for incorporating new artists, old favorites, and the current top forty in the same play list. Synergies created by the merger of Sirius and XM will create new opportunities for this type of diverse programming that has been overlooked by terrestrial-radio broadcasters. This merger will allow the companies to offer more diverse content by consolidating programming and better utilizing capacity to offer even more unique and diverse programming to currently underserved populations.

We firmly believe that allowing these satellite-radio companies to merge in order to be able to better meet the content needs of this market on a national basis, with exceptional digital sound quality and no commercials, at relatively low costs to the consumer, is in the public interest.

Satellite radio is a relatively new service, the cost of which to provide the service is expensive, due to satellite launches, maintenance and service. Currently, the satellite-radio service is only 4% of the radio market, with 96% of the market being commanded by terrestrial-radio broadcasters. If these satellite-radio companies are allowed to merge, it will allow the companies to achieve better economies of scale and scope, while enabling this new industry alternative to terrestrial-radio broadcasting, to provide innovative and diverse content, jobs and business partnering opportunities.

PRINTED ON RECYCLED PAPER

The Honorable Kevin Martin

October 25, 2007

For these reasons, we urge you to support the merger.

Sincerely,

cc:	Commissioner Michael J. Copps

Commissioner Jonathan S. Adelstein

Commissioner Deborah Taylor Tate

Commissioner Robert M. McDowell

PETE SESSIONS 32ND DISTRICT, TEXAS COMMITTEE ON RULES COMMITTEE ON THE BUDGET COMMITTEE ON FINANCIAL SERVICES (ON LEAVE) RESULTS CAUCUS CHAIRMAN	Congress of the United States House of Representatives	☒ ☐

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Website.www.house.gov/sessions/

September 27, 2009

Kevin Martin, Chairman Federal Communications Commission Washington, DC 20554	FILED/ACCEPTED NOV – 1 2007 Federal Communications Commission Office of the Secretary

Re: Application for Authority to Transfer Control of XM Radio Inc. and

Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Chairman Martin:

Recently, Sirius and XM announced detailed plans for a variety of new programming packages that the combined company will offer to consumers once its pending merger is approved by the FCC and the Department of Justice. Among these new offerings are two packages that, for the first time in subscription entertainment, will enable consumers to pick programming on an a la carte basis.

In addition to the two a la carte packages, the new offerings will include several packages geared toward consumers with specific programming interests. For example, a combined Sirius/XM plans to offer a “Mostly Music” package, a “News, Sports & Talk” package, and two “Family Friendly” packages that exclude adult-themed content. In addition, some of the new offerings will include “best of” programming from both Sirius and XM, giving consumers the opportunity to receive the most appealing channels from both providers without having to subscribe to, and pay separately for, two services.

This unprecedented array of offerings greatly will expand consumer choice and will give satellite radio subscribers the chance to achieve substantial savings. Indeed, one of the new a la carte packages will be offered at $6.99 per month—a savings of 46 percent over the existing standard monthly price of $12.95. Importantly, these new options also will mean that consumers will not have to receive or pay for content that they do not want. Perhaps most impressively, the new a la carte offerings will pave the way for a unique form of competition in the entertainment industry—one based on the individual programming preferences of listeners.

As the companies have made clear, however, these innovative offerings will be possible only if the merger is approved. Without the efficiencies and synergies that will be generated by the merger, these new options simply will not be feasible.

PRINTED ON RECYCLED PAPER

In order to bring these exciting opportunities to consumers as quickly as possible, I urge the FCC to move forward with its review of this pending merger.

Sincerly,

Pete Sessions

Member of Congress

ANTHONY D.WEINER 9TH DISTRICT, NEW YORK COMMITTEE ON THE JUDICIARY COMMITTEE ON ENERGY AND COMMERCE DEMOCRATIC WHIP	Congress of the United States House of Representatives Washington, DC 20515—3209 September 12, 2007

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Kevin Martin, Chairman

Federal Communications Commission

445 12th Street, S.W.

Washington, DC 20554

Re: Application for Authority to Transfer Control of XM Radio Inc.

and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Chairman Martin:

I am writing to support the pending merger of Sirius Satellite Radio Inc. and XM Radio Inc. This merger will improve the variety and quality of audio news and entertainment services available to consumers.

Critics of the merger claim that it would be a seismic change to the competitive balance in the telecommunications, mass media, and broadband world. The proposed deal would not actually make much more than a ripple.

Satellite companies are not competing against each other as much as they are competing against a panoply of other ways to get music and other audio entertainment. In addition to terrestrial radio, audio programs are delivered through podcasts, on-demand services, cable television providers, cellular phones, RSS, and real time streaming on the internet.

The two satellite companies have not been the strongest possible competitors in this market, as their $6 billion in accumulated losses to date demonstrate. And while it seems like satellite radio is growing, it has a long way to go before it puts a scare into the terrestrial radio industry, which has something on the order of 280 million listeners. Furthermore, terrestrial radio has a huge price advantage – it is free.

There is no doubt that the merger would be good for consumers of this service. A merger will allow the two companies to pool their resources, cut costs through economies of scale, boost innovation by bringing together their best and brightest talent, and ultimately make more programming available to subscribers.

Customers would no longer need an XM subscription for baseball games and a Sirius subscription for football games. Car companies wouldn’t have to choose between appealing to Oprah listeners or satisfying Howard Stern fans. And finally, manufacturers could get to work on perfecting the hardware for an industry that has been split between two different technical standards.

Opponents of the merger have pointed to the precedent of the 2002 proposed merger between DIRECTV and EchoStar. That merger was denied because regulators assumed a

2 – Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

stronger satellite TV presence would harm competition. In fact, since the merger was presented, satellite’s entry into the broadband arena – a much promised development – has ground to a halt as companies struggle to survive.

For these reasons, I urge the FCC to complete its review of this transaction and allow the companies to proceed with their merger plans.

Sincerely,

ANTHONY WEINER
Member of Congress

cc:	Commissioner Michael J. Copps Commissioner Jonathan Adelstein
Commissioner Deborah Taylor Tate Commissioner Robert M. McDowell

217 – 8th. St., S.E.

Washington, D.C. 20003

The Bill Press Show

November 7, 2007

Honorable Kevin J. Martin

Chairman, FCC

455 – 12th. St., SW

Washington, D.C. 20554

Dear Chairman Martin:

As host of “The Bill Press Show,” heard daily, 6-9 a.m., on Sirius Left, Channel 146, I am writing to strongly endorse the proposed merger of Sirius and XM Satellite Radio.

I support the merger because it will best serve the listening public by providing a strong, national platform for the great diversity of voices and opinions that are the fabric of America – especially progressive voices, which are seldom heard on terrestrial radio.

Satellite radio is everywhere. It offers a wide menu of listening options, from news to music to talk. And, as I can tell from calls to my own show, it is attracting a growing number of listeners from across the political spectrum. Combining the forces of Sirius and XM, I believe, will only make for better programming, expanded reach, lower prices, and ever more listeners.

I respectfully urge your timely approval of the Sirius and XM merger as in the best interest of radio listeners everywhere.

Sincere regards,

Bill Press

“The radio revolution has begun.”